Exhibit 10.1
SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this "Agreement") is made as of February 24, 2013 (the "Effective Date"), by and among (i) Key Technology, Inc., an Oregon corporation ("KTEC"), (ii) Key Technology Holdings USA LLC, an Oregon limited liability company ("Buyer"), (iii) the shareholders ("Sellers") of Visys NV, an entity organized under the laws of Belgium with a company number VAT BE 0867.831.383 whose registered office is at 3500 Hasselt (Belgium), Kiewitstraat 242 (the "Company"), and (iv) Embla BVBA, an entity organized under the laws of Belgium with a company number VAT BE 0478.313.334 whose registered office is at Bosbeekstraat 29, B-3511 Kuringen (Belgium), as Sellers' representative ("Sellers' Representative").
BACKGROUND
1.    Sellers collectively hold 100% of the issued and outstanding shares of capital stock (the "Shares") of the Company as set forth on attached Schedule 1. Each of the entities listed immediately following the five individual Sellers on attached Schedule 1 is a management company fully controlled by the individual Seller that precedes such entity (each, a "Management Company"); for all purposes under this Agreement, the term "Seller" with respect to each individual Seller includes that individual and his respective controlled Management Company.
2.    Each Seller desires to sell, convey and transfer to Buyer, and Buyer desires to purchase, the Shares set forth next to such Seller's name on attached Schedule 1 on the terms set forth in this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
"Acquired Companies" means, collectively, the Company and its United States Subsidiary, Advanced.
"Advanced" means Advanced Sorting Solutions, Inc., a California corporation.
"Audited Balance Sheet" has the meaning set forth in Section 5.4.

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"Audited November Financials" has the meaning set forth in Section 5.4.
"Basket" has the meaning set forth in Section 9.8(b).
"Belgian GAAP" means generally accepted Belgian accounting principles, applied on a basis consistent with the basis on which the Audited November Financials were prepared.
"Best Efforts" means the efforts that a prudent Person desiring to achieve a result would use in similar circumstances to try to achieve such result as expeditiously as possible.
"Business Days" means any day other than Saturday, Sunday or any other day on which commercial banks located in Brussels, Belgium are closed.
"Buyer" has the meaning set forth in the introductory paragraph of this Agreement.
"Buyer Indemnified Persons" means Buyer and its Representatives, shareholders, controlling persons and affiliates; provided, however, that "Buyer Indemnified Persons" shall not include the Acquired Companies.
"Cap" has the meaning set forth in Section 9.8(c).
"Claim Threshold" has the meaning set forth in Section 9.8(a)
"Closing" has the meaning set forth in Section 2.3.
"Closing Date" means the date on which the Closing actually takes place.
"Closing Date Cash Amount" has the meaning set forth in Section 2.4(b)(i).
"Company" has the meaning set forth in the introductory paragraph of this Agreement.
"Company Credit Facility" means all obligations of the Acquired Companies (whether in respect of principal, interest, prepayment penalties, reimbursement of costs and expenses, interest swap breakage fees, or otherwise) owing to KBC Bank NV.
"Competing Business" has the meaning set forth in Section 5.27.
"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
"Consideration Shares" has the meaning set forth in Section 2.4(b)(iii).
"Contemplated Transactions" means all of the transactions contemplated by this Agreement and the Transaction Documents, including:

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(a)    The sale of the Shares by Sellers to Buyer;
(b)    The performance by KTEC, Buyer and Sellers of their respective covenants and obligations under this Agreement;
(c)    The execution, delivery, and performance of the Transaction Documents; and
(d)    Buyer's acquisition and ownership of the Shares.
"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
"Copyrights" has the meaning set forth in Section 5.23(a)(iii).
"Damages" has the meaning set forth in Section 9.2.
"Data Room Documents" means, collectively, the documents that were put at the disposal of Buyer in the data room organized by the Sellers from January 14, 2013 through January 19, 2013 and January 21, 2013 through January 25, 2013, but only to the extent such documents are either (a) listed in the index attached as Schedule 2 hereto or (b) included in Schedule 2A hereto; a copy of the contents of each document listed in the index attached as Schedule 2 hereto has been burned on a non-rewritable CD-ROM that has been delivered by Sellers' legal counsel to Buyer's legal counsel on the Effective Date.
"Effective Date" has the meaning set forth in the introductory paragraph of this Agreement.
"Encumbrance" means any charge, claim, spousal interest, condition, equitable interest, lien, option, mortgage, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
"Environmental Law" means any Legal Requirement relating to pollution or the protection of the environment, or to human health or safety insofar as it may be affected by the Release of or exposure to Hazardous Substances, or to the manufacture, use, transport, treatment, storage, disposal, Release or Threatened Release of any Hazardous Substance into the environment.
"Escrow Account" means the account established by the Escrow Agent and into which the Escrow Amount is deposited at the Closing.

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"Escrow Agent" means US Bank National Association, New York, New York, or such other Person as the parties may select.
"Escrow Agreement" has the meaning set forth in Section 2.4(e).
"Escrow Amount" has the meaning set forth in the Escrow Agreement.
"Escrow Period" has the meaning set forth in the Escrow Agreement.
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.
"Fairly Disclosed in the Data Room Documents" means, with respect to a matter, that such matter is fully, accurately, specifically, and affirmatively disclosed in sufficient detail in one or more of the Data Room Documents such that a prudent Person reviewing the Data Room Documents in the same condition as Buyer and its Representatives reviewed the Data Room Documents would reasonably be expected to: (a) identify the matter, and (b) conclude, based on the nature and effect of the matter, that the matter reasonably relates to the referenced representation or warranty made by a Seller in this Agreement.
"First Party Claim" has the meaning set forth in Section 9.6.
"First Party Claim Notice" has the meaning set forth in Section 9.6.
"Governmental Authorization" means any Consent, license or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
"Governmental Body" means any:
(a)    nation, state, county, region, city, town, village, district, or other jurisdiction of any nature;
(b)    federal, state, local, regional, municipal, foreign, or other government;
(c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and subdivision thereof, and any court or other tribunal);
(d)    multi-national governmental organization; or
(e)    authority exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

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"Hazardous Substance" means any hazardous substance, toxic substance, radioactive material, petroleum, petroleum products, asbestos, or other substance listed, classified or regulated as hazardous or toxic, or any similar term, under any Environmental Law.
"Indemnification Agreements" has the meaning set forth in Section 2.4(d).
"Indemnified Party" has the meaning set forth in Section 9.4.
"Indemnifying Party" has the meaning set forth in Section 9.4.
"Insurance Policies" has the meaning set forth in Section 5.19(a).
"Intellectual Property Assets" has the meaning set forth in Section 5.23(a).
"Key Common Stock" means the common stock of KTEC, no par value, and associated stock purchase rights.
"Knowledge" of a particular fact or other matter will be deemed to exist, with respect to any individual, if:
(a)    such individual is actually aware of such fact or other matter; or
(b)    such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of the prudent exercise of his duties, obligations, or mandate on behalf of the Acquired Companies.
A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, Chief Executive Officer or Chief Financial Officer of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter or should have had knowledge in the reasonable and prudent performance of his mandate or duties.

"KTEC SEC Documents" has the meaning set forth in Section 3.5.
"Leased Real Property" has the meaning set forth in Section 5.8(b).
"Legal Requirement" means any federal, state, regional, local, municipal, foreign, international, or multinational constitution, law, ordinance, principle of common law, regulation, statute, treaty, or administrative order.
"Major Customers" has the meaning set forth in Section 5.25(a).
"Major Suppliers" has the meaning set forth in Section 5.25(b).

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"Management Company" has the meaning set forth in Section 1 of the Background Section of this Agreement.
"Management and Noncompetition Agreements" has the meaning set forth in Section 2.4(c).
"Marks" has the meaning set forth in Section 5.23(a)(i).
"Material Adverse Change" or "Material Adverse Effect" means any fact, event, condition, circumstance, development, change or effect that, individually or in the aggregate with any other fact, event, condition, circumstance, development, change or effect: (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Acquired Companies, taken as a whole, or (b) would reasonably be expected to impair materially any Acquired Company's or Seller's ability to consummate timely the Contemplated Transactions or to otherwise fulfill their respective obligations under this Agreement or the Transaction Documents; provided; however, that a "Material Adverse Change" or "Material Adverse Effect" shall not include the adverse effect or change arising out of or attributable to (i) changes in general business or economic conditions, (ii) changes in national or international political or social conditions, (iii) changes in Belgian GAAP, (iv) changes in Legal Requirements, (v) compliance by any party with the terms of, or the taking of any action required by, this Agreement or any Transaction Document, or (vi) the announcement or pendency of the Contemplated Transactions.
"Material Contracts" has the meaning set forth in Section 5.18(a).
"Pending Litigation" has the meaning set forth in Section 5.16(a).
"Non-Competition Period" means (a) with respect to each of Vlaams Innovatiefonds (Vinnof) CommVa., KMOFIN NV (LRM), and Allegro Investment Fund nv, a period of two years following the Closing Date, and (b) with respect to the other Sellers, a period of three years following the Closing Date.
"Non-US Seller" has the meaning set forth in Section 4.6(a).
"Order" means any interim or final award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator or arbitration panel.
"Ordinary Course of Business" means an action taken by a Person if:
(a)    such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

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(b)    such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).
"Organizational Documents" means (a) the articles of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.
"Patents" has the meaning set forth in Section 5.23(a)(ii).
"Permitted Encumbrances" means (a) security interests shown on the Audited November Financials as securing specified liabilities or obligations with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of assets after the date of the Audited November Financials (such security interests being limited to the assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, zoning laws and other land use restrictions that do not impair the present use of the property subject thereto.
"Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or arbitration panel.
"Proprietary Rights Agreement" has the meaning set forth in Section 5.21(b).
"Purchase Price" has the meaning set forth in Section 2.2.
"Realty Lease" has the meaning set forth in Section 5.8(b)(i).
"Regulation S" has the meaning set forth in Section 4.6(a).
"Related Person" means, with respect to a Person: (a) any shareholder, officer, director, employee, agent, beneficiary, or family member of such Person, and (b) any entities controlled by or affiliated with any Person described in clause (a).
"Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

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"Released Claims" has the meaning set forth in Section 6.8.
"Released Parties" has the meaning set forth in Section 6.8.
"Releasing Party" has the meaning set forth in Section 6.8.
"Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
"Required Governmental Authorizations" has the meaning set forth in Section 5.15(b).
"Restricted Activity" means any activity that competes with any of the activities of the Acquired Companies as they exist on the Closing Date; provided, however, that ownership of less than one percent (1%) of the outstanding capital stock of any corporation that is publicly traded on any recognized exchange or in the over-the-counter market will not constitute a Restricted Activity.
"Restricted Area" means any jurisdiction in which (a) any Acquired Company has business operations, or (b) products are sold by or on behalf of any Acquired Company, on the Closing Date.
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the United States Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
"Sellers" has the meaning set forth in the introductory paragraph of this Agreement.
"Sellers' Consents" has the meaning set forth in Section 5.6.
"Sellers' Fundamental Representations" has the meaning set forth in Section 9.1(a).
"Sellers' Knowledge" means the Knowledge of any of Dirk Adams, Bert Peelaers, Bert Dirix, Frank Zwerts, Pieter Op de Beeck and, but solely with respect to matters relating to Advanced, Raf Peeters.
"Sellers' Representative" has the meaning set forth in the introductory paragraph to this Agreement.
"Shares" has the meaning set forth in Section 1 of the Background Section of this Agreement. For purposes of this Agreement, "Shares" also includes any and all other equity

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interests in the Company owned by the Sellers and instruments owned by the Sellers that are convertible into or exchangeable for equity interests in the Company.
"Subsidiary" means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50.0% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).
"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
"Tax Authority" means any Governmental Body with regulatory authority to assess, assert or otherwise impose Tax adjustments, conduct audits, review Tax claims or collect unpaid Taxes of any Person.
"Tax" or "Taxes" means all federal, state, regional, local and foreign taxes (including premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, registration taxes, severance taxes, windfall profits taxes, stamp taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes (including withholding taxes), property taxes, business license taxes, occupation taxes, environmental taxes, import duties, custom duties and other governmental charges and assessments) of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, and any interest in respect of such additions or penalties.
"Threatened Release" means a substantial likelihood of a Release that may require action to prevent or mitigate damage to the environment that may result from such Release.
"Threatened" means, with respect to a claim, Proceeding, dispute, action, or other matter, that any written notice or other form of written communication has been given or made announcing or threatening that such claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
"Trade Secrets" has the meaning set forth in Section 5.23(a)(iv).
"Transaction Documents" means the Escrow Agreement, the Management and Noncompetition Agreements, the Indemnification Agreements, the Warrants, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be

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executed by any of the parties in connection with the Contemplated Transactions, in each case only as applicable to the relevant party or parties to such Transaction Documents.
"Warrants" has the meaning set forth in Section 2.4(b)(iv).
2.    Sale and Transfer of Shares; Closing.
2.1    Shares. Subject to the terms and conditions of this Agreement, at the Closing each Seller will sell and transfer the Shares set forth opposite his or its name on attached Schedule 1 to Buyer and Buyer will purchase such Shares from such Seller.
2.2    Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") will be:
(a)    the Total Cash Consideration set forth in Schedule 1; plus
(b)    the Consideration Shares; plus
(c)    the Warrants; plus
(d)    the restricted shares of Key Common Stock to be awarded to certain of the Sellers as identified and in the amounts set forth on attached Schedule 2.2(d).
2.3    Closing. Closing of the purchase and sale contemplated by this Agreement ("Closing") will take place in Brussels, Belgium at the offices of Baker & McKenzie, 149 avenue Louise, at 10:00 a.m. (local time) on February 28, 2013, or at such other time and on such other date as the parties may agree.
2.4    Closing Transactions. At Closing:
(a)    Each Seller will cause the transfer of the Shares appearing opposite his or its name on Schedule 1 from such Seller to Buyer to be duly and properly recorded in the Company's shareholders' register.
(b)    KTEC, acting on behalf and for the account of Buyer, or Buyer directly, as applicable, will deliver:
(i)    to an account designated by the Sellers' Representative, an amount equal the aggregate of all Portions of the Closing Date Cash Amount (the "Closing Date Cash Amount") set forth in Schedule 1, in immediately available funds by wire transfer, with the account to be specified by the Sellers' Representative in a writing delivered to Buyer at least five Business Days before

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Closing, which amount the Sellers' Representative will distribute to the Sellers in the amounts set forth on attached Schedule 1;
(ii)    to the Escrow Agent, the Escrow Amount by wire transfer to the Escrow Account specified in the Escrow Agreement to be held in accordance with the Escrow Agreement for and on behalf of each Seller for that portion of the Escrow Amount set forth opposite his or its name on attached Schedule 1;
(iii)    to each Seller, a stock certificate representing that number of shares of Key Common Stock set forth opposite such Seller's name on attached Schedule 1 under the column titled "No. of Consideration Shares" (collectively, the "Consideration Shares"); and
(iv)    to each Seller, a warrant in the form of Exhibit 2.4(b)(iv) for the purchase of that number of shares of Key Common Stock set forth opposite such Seller's name on attached Schedule 1 under the column titled "No. of Warrants" (collectively, the "Warrants").
(c)    Each Management Company will enter into an amended and restated management and noncompetition agreement with the Company in the forms attached as Exhibit 2.4(c)-1 through Exhibit 2.4(c)-5 (collectively, "Management and Noncompetition Agreements") pursuant to which such Management Company will make the services of its employees or contractors available to the Company.
(d)    Each Seller set forth on Schedule 2.4(d) will enter into an indemnification agreement in the form of Exhibit 2.4(d) (collectively, the "Indemnification Agreements") with the Company pursuant to which the Company will indemnify such Seller against certain Damages that such Seller may incur.
(e)    Buyer and Sellers' Representative will enter into an escrow agreement in the form of Exhibit 2.4(e) (the "Escrow Agreement") with the Escrow Agent for purposes of satisfying Sellers' obligations under Section 9.
(f)    The General Assembly of each Acquired Company will hold a meeting at which such General Assembly will accept the resignations of the directors of the Acquired Company, give such resigning directors discharge, to the fullest extent permitted under applicable Legal Requirements, for the performance of their mandate during the accounting years 2012 and 2013, and elect directors to fill the resulting vacancies on its Board of Directors.

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2.5    Sellers' Representative.
(a)    Appointment. For purposes of this Agreement, each Seller will be deemed, by executing this Agreement and without any further action required, to have: (i) consented to the appointment of the Sellers' Representative as the attorney-in-fact for and on behalf of the Seller; (ii) granted to the Sellers' Representative the full power and authority to represent the Seller with respect to all matters arising under this Agreement; (iii) granted to the Sellers' Representative authority to negotiate any adjustment to the Purchase Price; and (iv) consented to the terms of the Sellers' Representative's appointment in accordance with the terms of this Section 2.5. By executing this Agreement, each Seller further authorizes the Sellers' Representative to designate its successor as the Sellers' Representative from among the Sellers and their respective affiliates.
(b)    Authority. All actions taken by the Sellers' Representative under or pursuant to this Agreement shall be conclusive and binding on each Seller as if expressly confirmed in writing by the Seller. Without limiting the foregoing, the Sellers' Representative shall have full power and authority on behalf of each Seller to: (i) interpret all of the terms and provisions of this Agreement; (ii) give all approvals, sign any exhibits, schedules or other documents, and take any other actions with respect to the Seller in connection with the subject matter of this Agreement; (iii) make any decision respecting indemnification rights or obligations; (iv) make any decision with respect to the Escrow Agreement and Escrow Account; and (v) make any decision with respect to Tax matters that affect Sellers.
(c)    Buyer's and KTEC's Rights to Rely. From and after the Closing, Buyer and KTEC shall be entitled to: (i) deal with and rely solely on the Sellers' Representative as the representative of all the Sellers; (ii) rely conclusively on any document executed on behalf of any Seller by the Sellers' Representative; and (iii) rely conclusively on any other action taken or purported to be taken on behalf of any Seller by the Sellers' Representative.
(d)    Limitation of Liability. The Sellers' Representative shall incur no liability to any Seller except by reason of its intentional misconduct or gross negligence. The Sellers' Representative's appointment and authority shall survive the death, incapacity or incompetence of any Seller. The Sellers' Representative may, in all questions arising under this Agreement, rely on the advice of counsel and the Sellers' Representative shall not be liable to any Seller for any action taken or omitted in good faith by the Sellers' Representative based on such advice.
(e)    Successor Sellers' Representative. If the Sellers' Representative dies, becomes permanently disabled or resigns as the Sellers' Representative without appointing a successor as authorized in Section 2.5(a), then a successor Sellers' Representative shall be elected by a majority vote of the Sellers with each Seller (or his or its successors or assigns)

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given a weighted vote in the same percentage as the percentage of the Purchase Price each Seller receives pursuant to this Agreement. If the Sellers do not elect a successor Sellers' Representative within ninety days, Buyer or KTEC shall be entitled to petition a court of competent jurisdiction to appoint a successor Sellers' Representative from among Sellers. Each successor Sellers' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement on the original Sellers' Representative.
(f)    Payment of Expenses. The Sellers shall be solely, severally and not jointly (for a portion equal to their share of the Purchase Price) responsible, and shall reimburse the Sellers' Representative, for all reasonable out-of pocket expenses it incurs by reason of discharging its duties as the Sellers' Representative.
3.    Representations and Warranties Concerning Buyer and KTEC
As of the Effective Date and as of the Closing Date, Buyer or KTEC, as applicable, and individually and not jointly, represent and warrant to Sellers as follows:
3.1    Organization and Good Standing. Buyer is duly organized and validly existing under the laws of the jurisdiction of its formation.
3.2    Authority; No Conflict.
(a)    This Agreement constitutes the legal, valid, and binding obligation of Buyer and KTEC, enforceable against Buyer and KTEC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity. Upon the execution and delivery by each of Buyer and KTEC of the Transaction Documents to which it is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of Buyer and KTEC, enforceable against Buyer and KTEC in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity. Buyer and KTEC each have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and such Transaction Documents. With respect to each of Buyer and KTEC (i) the execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party and the consummation by it of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of it, (ii) copies of the Organizational Documents of it and all amendments thereto have been delivered or made available to the Sellers' Representative, which

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Organizational Documents are complete and correct, and (iii) it is not in default under, or in violation of, its Organizational Documents.
(b)    Neither the execution and delivery of this Agreement by Buyer and KTEC nor the consummation or performance of any of the Contemplated Transactions by Buyer and KTEC will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
(i)    Any provision of their Organizational Documents;
(ii)    any resolution adopted by their board of directors or shareholders;
(iii)    any Legal Requirement or Order to which such Buyer may be subject; or
(iv)    any Contract to which either is a party or by which either may be bound.
All Consents that Buyer or KTEC is required to obtain in connection with the execution and delivery of this Agreement or the consummation or performance by them of any of the Contemplated Transactions have been obtained by Buyer or KTEC on or before the Effective Date. KTEC is not in violation of the requirements of the NASDAQ Global Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Key Common Stock.
3.3    Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer or KTEC that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To such Buyer's and KTEC's Knowledge, no such Proceeding has been Threatened.
3.4    Consideration Shares. Each of the Consideration Shares and the Warrants to be issued under this Agreement have been duly authorized by all necessary corporate action on the part of KTEC. Each of the Consideration Shares and the Warrants, when issued, sold and delivered at Closing in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, and free from all Encumbrances other than restrictions on transfer under (a) applicable Legal Requirements and (b) Encumbrances created or imposed by Sellers. Assuming the accuracy of Sellers' representations and warranties in this Agreement, each of the Consideration Shares and the Warrants will be issued in compliance with all applicable Legal Requirements. Except for filings required to be made with the NASDAQ Global Market in connection with the listing of additional securities, KTEC is not required under U.S. Federal, U.S. state, non-U.S. or local law,

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rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to issue and sell the Consideration Shares and the Warrants to Sellers in accordance with the terms of this Agreement.
3.5    SEC Filings. KTEC has made available to Sellers through the SEC EDGAR system accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement that KTEC has filed with the SEC between January 1, 2012 and the Effective Date (collectively, the "KTEC SEC Documents"). Since January 1, 2012, all statements, reports, schedules, forms and other documents required to have been filed by KTEC with the SEC have been so timely filed. As of the time it was filed with the SEC by KTEC (or, if amended or superseded by a filing prior to the Effective Date, then on the date of such filing): (a) each KTEC SEC Document complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder (as the case may be), and (b) none of the KTEC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of KTEC included in the KTEC SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of KTEC as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company is in compliance with the applicable listing rules of the NASDAQ Global Market and has not since January 1, 2010 received any notice from the NASDAQ Global Market asserting any non-compliance with such rules. As used in this Section 3.5, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
3.6    Brokers or Finders. Neither Buyer, KTEC or the respective Representatives of either has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.
3.7    Capitalization. As of the date hereof, the authorized capital stock of KTEC consists of (i) 45,000,000 shares of Key Common Stock, of which 5,414,117 shares are issued

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and outstanding and 1,029,053 shares are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Key Common Stock and (ii) 5,000,000 Series Preferred Stock of which none are outstanding. All of the outstanding shares of Key Common Stock are duly authorized and have been, or upon issuance will be, validly issued and fully paid and nonassessable. None of KTEC's or any of its Subsidiaries' capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by KTEC or any of its Subsidiaries. Except as disclosed in the KTEC SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of KTEC or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which KTEC or any of its Subsidiaries is or may become bound to issue additional capital stock of KTEC or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of KTEC or any of its Subsidiaries.
3.8    Acknowledgment. Buyer and KTEC each acknowledge and agree that:
(a)    the representations and warranties set forth in Section 4 and Section 5 of this Agreement are the only representations and warranties of any kind given by or on behalf of each Seller;
(b)    they have not entered into this Agreement in reliance on any representations or warranties other than the representations and warranties set forth in Section 4 and Section 5 of this Agreement; and
(c)     notwithstanding any provision to the contrary in this Agreement, no statement, promise, or forecast (written or oral) made by or on behalf of any Seller or Acquired Company or their respective Representatives (including any information, forecasts, estimates, projections, management presentations, statements of intent or statements of opinion provided to Buyer, KTEC or their respective Representatives on or before the Effective Date) other than the statements, promises, and forecasts set forth in this Agreement and the Transaction Documents may form the basis of, or be pleaded in connection with, any claim by Buyer or KTEC under or in connection with this Agreement.
3.9    Due Diligence Review. Buyer and KTEC each acknowledge and agree that (a) they have performed, with the assistance of professional advisors, a due diligence review of the Acquired Companies and their respective businesses, (b) during such due diligence review, they have had sufficient opportunity to review any and all information made available to them, and (c) during such due diligence review, and before the Effective Date, they obtained all

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additional information they deemed proper, desirable, or necessary for the purpose of determining to enter into this Agreement.
3.10    DTC. No further action is required for the Consideration Shares and the shares of Key Common Stock issuable upon exercise of the Warrants to be eligible for transfer on the systems maintained by The Depository Trust Company.
4.    Representations and Warranties Concerning Sellers
As of the Effective Date and as of the Closing Date, each Seller, individually and not jointly, represents and warrants to Buyer as follows:
4.1    Organization and Good Standing. With respect to each Seller that is an entity, such Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
4.2    Authority; No Conflict.
(a)    This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity. Upon the execution and delivery by such Seller of the Transaction Documents to which such Seller is a party, such Transaction Documents will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity. Such Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which such Seller is a party and to perform its obligations under this Agreement and such Transaction Documents. With respect to each Seller that is an entity (a) the execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which such Seller is a party and the consummation by such Seller of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Seller, (b) copies of the Organizational Documents of such Seller and all amendments thereto have been delivered or made available to Buyer, which Organizational Documents are complete and correct, and (c) such Seller is not in default under, or in violation of, its Organizational Documents.

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(b)    Neither the execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party, nor the consummation or performance of any of the Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time):
(i)    With respect to each Seller that is an entity, contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller, or (B) any resolution adopted by the board of directors or the shareholders of such Seller;
(ii)    except as Fairly Disclosed in the Data Room Documents, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which such Seller is or may be subject; or
(iii)    except as Fairly Disclosed in the Data Room Documents, result in any Lien upon any property or assets of such Seller, including such Seller's Shares, pursuant to any instrument or agreement to which such Seller is a party or by which such Seller or such Seller's properties may be bound or affected.
4.3    Ownership of Shares. On the Effective Date and at the Closing, such Seller holds of record, owns beneficially and has good and valid title to the Shares set forth opposite such Seller's name on attached Schedule 1, free and clear of all Encumbrances, and the Shares set forth opposite such Seller's name on Schedule 1 constitute all of the Shares owned beneficially or held of record by such Seller. Upon registration of the transfer of the Shares held by such Seller to Buyer in the Company's shareholders' register, good and valid title to such Shares will pass to Buyer, free and clear of all Encumbrances. There are no contracts, commitments, agreements, understandings or arrangements of any kind relating to such Seller's Shares (including any voting agreements, voting trusts, proxies or other similar agreements or understandings, any shareholders agreement or any agreements to purchase, redeem, or otherwise acquire such Seller's Shares).
4.4    Sellers' Consents. No Consents from, notices to, or filings or registrations with, any Governmental Body or other Person are required to be obtained, given or made with respect to such Seller in connection with the execution and delivery of this Agreement or the Transaction Documents to which such Seller is party or the consummation of the Contemplated Transactions.
4.5    Proceedings. There is no Proceeding:
(a)    that has been commenced by or against such Seller involving such Seller's Shares; or

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(b)    to Sellers' Knowledge, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation by such Seller of any of the Contemplated Transactions.
To the Knowledge of such Seller, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
4.6    Investment in Buyer Securities.
(a)    Such Seller is not a "U.S. Person" as defined in Rule 902(k) of Regulation S promulgated under the Securities Act ("Regulation S") (each a "Non-U.S. Seller") and understands that the Consideration Shares and the Warrants (and Key Common Stock issuable upon exercise of the Warrants) are not registered under the Securities Act and that the issuance thereof to such Seller is intended to be exempt from registration under the Securities Act pursuant to Regulation S. Such Non-U.S. Seller has no intention of becoming a U.S. Person and is acquiring the Consideration Shares and the Warrants (and Key Common Stock issuable upon exercise of the Warrants) for his or its own account and risk and not for the account or benefit of any U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Non-U.S. Seller was outside of the United States. Each certificate representing the Consideration Shares and the Warrants (and Key Common Stock issuable upon exercise of the Warrants) shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE BEING OFFERED AND SOLD IN AN OFFSHORE TRANSACTION TO INVESTORS WHO ARE NOT "U.S. PERSONS" (AS SUCH TERMS ARE DEFINED IN REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.
TRANSFER OF THESE SHARES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

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HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHARE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 24, 2013 (THE “AGREEMENT”), BY AND AMONG KEY TECHNOLOGY, INC., AN OREGON CORPORATION (THE “ISSUER”), KEY TECHNOLOGY HOLDINGS USA LLC, AN OREGON LIMITED LIABILITY COMPANY, THE SHAREHOLDERS OF VISYS NV, A BELGIAN ENTITY (INCLUDING THE HOLDER), AND THE SELLERS' REPRESENTATIVE; AND EXCEPT AS OTHERWISE PROVIDED UNDER THE AGREEMENT, PURSUANT TO THE AGREEMENT THESE SHARES MAY NOT BE TRANSFERRED ON THE STOCK RECORD BOOKS OF THE ISSUER AT ANY TIME PRIOR TO FEBRUARY 28, 2014, ONE-THIRD OF THE TOTAL SHARES REPRESENTED BY THIS CERTIFICATE (IN ALL EVENTS HEREUNDER AS DETERMINED IN WHOLE SHARES) MAY BE TRANSFERRED AT ANY TIME ON OR AFTER FEBRUARY 28, 2014, AN ADDITIONAL ONE-THIRD OF THE TOTAL SHARES MAY BE TRANSFERRED AT ANY TIME ON OR AFTER FEBRUARY 28, 2015, AND ALL SHARES MAY BE TRANSFERRED AT ANY TIME ON OR AFTER FEBRUARY 28, 2016.

(b)    Such Seller acknowledges that neither the SEC, nor the securities Governmental Body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.
(c)    Neither such Seller nor his or its Representatives or other Persons acting on his or its behalf has made or is aware of any "directed selling efforts" in the United States, which is defined in Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Consideration Shares or the Warrants.
(d)    Such Seller has received or has full access to a copy of all reports, registration statements, prospectuses and other information filed by KTEC with the SEC pursuant to the Securities Act and the Exchange Act. Such Seller acknowledges that he or it has

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carefully reviewed such information as he or it has deemed necessary to evaluate an investment in KTEC and its securities. To the full satisfaction of such Seller, he or it has been furnished all materials that he or it has requested relating to KTEC and the issuance of the Consideration Shares and the Warrants hereunder, and such Seller has been afforded the opportunity to ask questions of Buyer, KTEC and their respective Representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Buyer and KTEC set forth in this Agreement on which such Seller has relied in making an exchange of his or its Shares in part for Consideration Shares and the Warrants.
(e)    Each Seller understands that (i) neither the Consideration Shares nor the Warrants (or Key Common Stock issuable upon exercise of the Warrants) may be sold, transferred, or otherwise disposed of without registration under the Securities Act or an available exemption therefrom, and that in the absence of an effective registration statement covering the Consideration Shares or the Warrants (or Key Common Stock issuable upon exercise of the Warrants) or any available exemption from registration under the Securities Act such securities may have to be held indefinitely and (ii) no hedging transaction can be conducted with regard to the Consideration Shares or the Warrants (or the Key Common Stock issuable upon exercise of the Warrants) except as permitted by the Securities Act. Each Seller further acknowledges that the Consideration Shares and the Warrants (and Key Common Stock issuable upon exercise of the Warrants) may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including KTEC's compliance with the reporting requirements under the Exchange Act).
4.7    Taxes. Such Seller has duly and timely paid to the appropriate Governmental Body all Taxes and other amounts due and owing by such Seller to such Governmental Body with respect to the Shares owned beneficially and of record by such Seller or the services provided by such Seller to the Acquired Companies.
4.8    Brokers or Finders. Neither such Seller nor any of his or its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.
5.    Representations and Warranties Concerning the Acquired Companies
As of the Effective Date and as of the Closing Date, each Seller represents and warrants, severally and not jointly, to Buyer as follows:

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5.1    Organization and Good Standing.
(a)    Schedule 5.1(a) contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, and its capitalization (with the identity of each shareholder and the number of shares held by each as set forth on attached Schedule 1). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Material Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b)    The Data Room Documents contain true and complete copies of the Organizational Documents of each Acquired Company, as currently in effect.
5.2    Certain Corporate Matters
(a)    Either (i) Sellers have terminated all shareholder agreements or similar Contracts to which they are a party or to which the Shares may be subject, or (ii) no Acquired Company or Buyer will incur or be subject to any Damages as a result of the Sellers' failure to terminate such shareholder agreements or similar Contracts and such failure will not prevent, delay or otherwise interfere with the Contemplated Transactions or the consummation thereof.
(b)    Each Seller has duly and validly waived all preemptive and similar rights to which such Seller may be entitled under the Organizational Documents of the Acquired Companies as a result of the Contemplated Transactions.
(c)    Each Seller that holds any rights to the share ownership of Advanced has the unqualified and unencumbered right to duly and validly transfer to the Company prior to the Closing Date all of the issued and outstanding equity securities of Advanced. Following such transfer, no Person will have or may claim any right to or interest in the equity interests of Advanced and neither the Company nor any Buyer will incur or be subject to any Damages as a result of or in connection with the transfer to the Company, or the Company's ownership, of the equity securities of Advanced.
5.3    Capitalization. The authorized capital of the Company consists of 9,149,850 shares without nominal value, represented by 4,527,250 Class A Shares, 3,613,500 Class B Shares, and 1,009,100 Class C Shares, all of which are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders

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of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of any Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. The Company does not have any Subsidiaries other than Advanced.
5.4    Financial Statements. Sellers have delivered to Buyer an audited consolidated balance sheet of the Acquired Companies as of November 30, 2012 (including the notes thereto, the "Audited Balance Sheet"), and the related audited consolidated statements of income for the eleven months then ended (collectively, and together with the Audited Balance Sheet, the "Audited November Financials"). The Audited November Financials fairly present the financial condition and the results of operations of the Acquired Companies as at the respective dates of and for the periods referred to in the Audited November Financials, all in accordance with Belgian GAAP. The Audited November Financials reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.
5.5    Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Companies have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of each Acquired Company contain accurate and complete records of all meetings of, and corporate action taken at, each meeting of the shareholders and board of directors of such Acquired Company, except where the absence of such minutes cannot reasonably be expected to have a Material Adverse Effect. No formally required shareholders' meeting and no formally required board of directors' meeting has been held for which minutes have not been prepared and are not contained in such minute books. At Closing, all of those books and records will be in the possession of the Acquired Companies.
5.6    Acquired Company Consents. No Consents from, notices to, or filings or registrations with, any Governmental Body or other Person are required to be obtained, given or made with respect to any Acquired Company in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Contemplated

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Transactions, other than the Consents obtained by Sellers and delivered to Buyer on or before the Effective Date.
5.7    Tangible Personal Property. Each Acquired Company has: (a) good and valid title to all of the tangible personal property and assets that are used in the operation of its business as currently operated and that such Acquired Company owns; and (b) valid leasehold interests or similar usage rights in all tangible personal property and assets that are used in the operation of its business as currently operated and that such Acquired Company does not own; and, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. The Acquired Companies enjoy peaceful and undisturbed possession under all of such leases of personal property. There are no existing defaults or events that, with the passage of time or the giving of notice or both, would constitute defaults by any such Acquired Company under any material provision of such lease or, to Seller’s Knowledge, by any other party to any such lease. All of the material tangible personal property used by the Acquired Companies in their respective businesses is located at the Leased Real Property, except where the failure of any material tangible personal property to be located at the Leased Real Property could not reasonably be expected to result in a Material Adverse Effect. Neither the execution and delivery by Sellers of this Agreement and the Transaction Documents to which they are a party, nor the consummation of the Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time), result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or otherwise used by any Acquired Company.
5.8    Real Property.
(a)    No Acquired Company owns or has ever owned any real property.
(b)    The Data Room Documents include a complete and accurate list of all real property leased or subleased to any Acquired Company (collectively, the "Leased Real Property"), indicating the nature of the respective interests of such Acquired Company therein. With respect to the Leased Real Properties and except as Fairly Disclosed in the Data Room Documents:
(i)    each lease or sublease of Leased Real Property and any assignment thereof pursuant to which any Acquired Company leases any Leased Real Property (each, a "Realty Lease") is a legal, valid and binding obligation of the applicable Acquired Company, is in full force and effect, and, to Sellers' Knowledge, is enforceable against the applicable Acquired Company and against the other party or parties thereto;
(ii)    neither the applicable Acquired Company or, to Seller’s Knowledge, any other party to any such Realty Lease is in breach of or default of

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a material provision of such Realty Lease, and, to Seller's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default by the applicable Acquired Company or any other party to such Realty Lease, or that would permit termination, modification or acceleration under such Realty Lease; and
(iii)    the buildings, fixtures and other improvements located at each Leased Real Property: (x) are in compliance in all material respects with all requirements of applicable zoning code and similar Legal Requirements; and (y) benefit from all required material certificates of occupancy, building, safety, fire and health approvals.
5.9    Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put. To Sellers' Knowledge, none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, and equipment of the Acquired Companies are sufficient for the conduct of the Acquired Companies' businesses immediately after Closing in substantially the same manner as conducted prior to Closing.
5.10    Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected in the Audited November Financials (collectively, the "Accounts Receivable") arise from sales actually made or services actually performed by an Acquired Company in the Ordinary Course of Business. Except as Fairly Disclosed in the Data Room Documents, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable. The Data Room Documents contain a complete and accurate list of all Accounts Receivable as of the date of the Audited November Financials, which list sets forth the aging of such Accounts Receivable.
5.11    Inventory. All inventory of the Acquired Companies, whether or not reflected in the Audited November Financials, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have in the Audited November Financials been written off or written down in accordance with the Company's valuation rules and Belgian GAAP, all as consistently applied.
5.12    No Undisclosed Liabilities. Except as Fairly Disclosed in the Data Room Documents, the Acquired Companies have no liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities reflected

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or reserved against in the Audited November Financials and liabilities incurred in the Ordinary Course of Business since the date thereof.
5.13    Taxes.
(a)    In this Section 5.13, each reference to the Company shall include a reference to every predecessor in respect of the Company, as the case may be.
(b)    The Company has duly and timely filed its Tax Returns with the appropriate Tax Authority or other Governmental Body and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.
(c)    The Company has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it, and the Company has established reserves that are reflected on the Audited Balance Sheet that are adequate for the payment by the Company of all Taxes that are not yet due and payable and that relate to periods ending on or before the date of the Audited November Financials. The Company has not made any prepayment of corporate Tax for accounting year 2012.
(d)    The Company has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections or designations relating to Taxes for which the Company is or may be liable; (iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Tax Authority or other Governmental Body may assess or collect Taxes for which the Company is or may be liable.
(e)    The capital Tax liabilities of the Company have been assessed by the relevant Tax Authorities and notices of assessment have been issued to the Company by the relevant Tax Authorities for all taxation years prior to and including the taxation year ended December 31, 2011 and the Company has not received any notices of assessment for the taxation year ended December 31, 2012.
(f)    There are no Proceedings, audits or claims now pending or, to Sellers’ Knowledge, Threatened, against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Tax Authority or other Governmental Body relating to Taxes. No letter has been received from any Tax Authority announcing a Tax audit or asking any question.
(g)    Each Acquired Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any of its

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employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by applicable Legal Requirements to be withheld from any such amount and has duly and timely remitted the same to the appropriate Tax Authority or other Governmental Body.
(h)    Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the Contemplated Transactions, in and of itself, will, directly or indirectly (with or without notice or lapse of time) (i) cause Buyer, KTEC, or any Acquired Company to become subject to, or to become liable for the payment of, any Tax in Belgium, or (ii) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any Tax Authority or other Governmental Body.
5.14    Employee Benefits and Remuneration; Social Security.
(a)    The Data Room Documents include a complete and accurate list of all employee benefits provided by the Acquired Companies to their respective employees.
(b)    The Data Room Documents include true and complete copies of:
(i)    all documents that set forth the terms of each employee benefit provided by an Acquired Company;
(ii)    all personnel, payroll, and employment manuals and policies;
(iii)    all individual agreements and collective bargaining agreements executed at Company level pursuant to which contributions have been made or obligations incurred (including both pre- or post-pension and welfare benefits) by the Acquired Companies, and all individual agreements and collective bargaining agreements executed at Company level pursuant to which contributions are being made or obligations are owed by any Acquired Company;
(iv)    a written description of any recurring benefit provided by an Acquired Company that is not otherwise in writing;
(v)    all insurance policies purchased to provide benefits to employees of the Acquired Companies; and
(vi)    all Contracts with third party administrators, actuaries, investment managers, or consultants in connection with benefits the Acquired Companies provide to their respective employees.
(c)    Except as Fairly Disclosed in the Data Room Documents:

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(i)    With respect to all benefits provided by an Acquired Company to its employees, such Acquired Company has: (A) performed all of its obligations under all such benefits; (B) made appropriate entries in its financial records and statements for all obligations and liabilities related to such benefits; and (C) duly declared all such benefits to all applicable Governmental Bodies as required by Legal Requirements.
(ii)    No written or, to Sellers' Knowledge, oral statement has been made by any Acquired Company to any Person with regard to any benefit provided by such Acquired Company to its employees that was inaccurate and that could have an adverse economic consequence to any Acquired Company or to Buyer.
(iii)    To Sellers' Knowledge, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company-provided employee benefits that are insured, or a material increase in benefit costs of such benefits that are self-insured.
(iv)    Other than claims for benefits submitted by participants or beneficiaries, no Proceeding against or involving any employee benefit provided by an Acquired Company to its employees is pending or, to Sellers' Knowledge, Threatened.
(v)    No Acquired Company has filed a notice of intent to terminate any employee benefit.
(vi)    No Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.
(vii)    No Acquired Company has entered into any Contract or is otherwise obligated to "gross up" or otherwise compensate any director, officer, employee or agent of any Acquired Company because of the imposition of any Tax on a payment to such person.
(viii)    Assuming there is no reclassification of any Person providing services to the Acquired Companies, all wages and payments for social security contributions, insurance and other benefits have been timely paid.
(d)    The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any employee benefit provided by an Acquired Company.

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5.15    Compliance with Legal Requirements; Governmental Authorizations.
(a)    Except as Fairly Disclosed in the Data Room Documents:
(i)    to Sellers' Knowledge, each Acquired Company is, and at all times since December 31, 2009 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
(ii)    to Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii)    no Acquired Company has received, at any time since December 31, 2009, any notice or other communication (whether written or, to Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)    The Data Room Documents include true and complete copies of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, including exploitation permits, OVAM certificates and certificates from the mortgage registrar (collectively, and whether or not actually included in the Data Room Documents, the "Required Governmental Authorizations"). The Required Governmental Authorizations included in the Data Room Documents collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets and each Required Governmental Authorization is valid and in full force and effect. Except as Fairly Disclosed in the Data Room Documents:
(i)    Each Acquired Company is, and at all times since December 31, 2009 has been, in compliance in all material respects with all of the terms and requirements of each Required Governmental Authorization.

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(ii)    To Sellers' Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Required Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Required Governmental Authorization.
(iii)    No Acquired Company has received, at any time since December 31, 2009, any notice or other communication (whether written or, to Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Required Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Required Governmental Authorization.
(iv)    All applications required to have been filed for the renewal of the Required Governmental Authorizations included in the Data Room Documents have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to the Required Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
5.16    Legal Proceedings; Orders.
(a)    Except as Fairly Disclosed in the Data Room Documents, there is no Proceeding:
(i)    that has been commenced by or against any Acquired Company or, to Sellers' Knowledge, that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or
(ii)    to Sellers' Knowledge, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the Contemplated Transactions.
To Sellers’ Knowledge, and except as Fairly Disclosed in the Data Room Documents, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. With respect to each Proceeding that constitutes an exception to this Section 5.16(a), (Y) the Data Room Documents include true and complete copies of all pleadings, correspondence, and other

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documents relating to such Proceeding, and (Z) except for the Proceedings set forth on Schedule 5.16(a) (the "Pending Litigation"), such Proceedings would not reasonably be expected to result in a Material Adverse Change.
(b)    Except as Fairly Disclosed in the Data Room Documents:
(i)    there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;
(ii)    the Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
(iii)    to Sellers’ Knowledge, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.
(c)    With respect to each Order that constitutes an exception to Section 5.16(b), if any: (i) each Acquired Company is, and at all times since December 31, 2009 has been, in compliance in all material respects with all of the terms and requirements of such Order, (ii) to Sellers' Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of such Order, and (iii) no Acquired Company has received, at any time since December 31, 2009, any notice or other communication (whether written or, to Sellers' Knowledge, oral) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of such Order.
5.17    Absence of Certain Changes and Events. Since the date of the Audited Balance Sheet, there has not been any Material Adverse Change. Since the date of the Audited Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:
(a)    amendment to, or proposal to amend, the Organizational Documents of any Acquired Company;
(b)    change in any Acquired Company's authorized or issued capital stock, including any recapitalization, reclassification, stock split or like change in the capitalization of any Acquired Company;

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(c)    issuance or grant of any equity securities or any subscriptions, warrants, options, or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of any Acquired Company;
(d)    redemption, purchase, acquisition, or offer to purchase or acquire any shares of capital stock, or any options, warrants, or rights to acquire any capital stock or any security convertible into or exchangeable for capital stock, of any Acquired Company;
(e)    grant of any registration rights with respect to the equity securities of any Acquired Company;
(f)    declaration, setting aside, or payment of any dividend or other distribution in respect of the shares of capital stock of any Acquired Company (whether payable in cash, stock, property or otherwise), except for cash distributions between Acquired Companies;
(g)    except as set forth on Schedule 5.17(g), (i) increase in the salaries or other direct or indirect compensation or other benefits payable to, or payment of any bonus to, any shareholder, director, officer, employee (except in the Ordinary Course of Business), consultant, or other service provider of any Acquired Company, (ii) entry into or modification of any employment, severance, equity, or similar Contract with any such Person, or (iii) declaration or making of any payment, commitment, or obligation of any kind for the payment by an Acquired Company of a bonus or other additional salary or any other compensation whatsoever to any such Persons;
(h)    any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability, or funding under any benefit plan;
(i)    except as set forth on Schedule 5.17(i), entry into, adoption of, or amendment to any severance, termination, retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of any current or former officers, directors, employees, consultants or other service providers of an Acquired Company;
(j)    acquisition of any assets or businesses or expenditures for fixed assets other than expenditures in the Ordinary Course of Business,
(k)    sale (other than sales in the Ordinary Course of Business), transfer, lease, sublease, pledge, or other disposition of any asset or property of any Acquired Company or Encumbrance on or surrender or abandonment of any material assets or property of any Acquired

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Company, including any sale, lease, or other disposition of any of the Intellectual Property Assets;
(l)    entry by any Acquired Company into any new business segment or activity outside the scope of the business as it was conducted on the date of the Audited Balance Sheet;
(m)    except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business or in compliance with the Company Credit Facility, investments in or loans to, or payment (except in the Ordinary Course of Business pursuant to Contracts Fairly Disclosed in the Data Room Documents) of any fees or expenses to, or entry into or modification of any Contract with, any Seller or any Related Person of any Seller;
(n)    except in the Ordinary Course of Business, settlement, release, waiver or compromise, any Proceeding or other claim or right (i) involving payments to or by any Acquired Company in excess of $10,000, (ii) entailing the incurrence of any liability of any Acquired Company in excess of $10,000, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of any Acquired Company or (iii) that is brought by any current, former or purported holder of any capital stock or other equity interests or debt securities of any Acquired Company relating to the Contemplated Transactions;
(o)    damage to or destruction or loss of any material asset or property of any Acquired Company, whether or not covered by insurance;
(p)    entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) except as Fairly Disclosed in the Data Room Documents, any Contract or transaction involving a total remaining commitment by or to any Acquired Company of more than $10,000;
(q)    material change in the accounting methods used by any Acquired Company;
(r)    instances in which the Acquired Companies did not (i) operate their respective businesses in the Ordinary Course of Business, other than approval by the Company's Board of Directors of the Audited November Financials, (ii) use commercially reasonable efforts to preserve intact their respective businesses and relationships with customers, suppliers, distributors, brokers, employees, and other Persons having business relationships with them, and (iii) maintain their respective assets and properties in good operating order and condition, reasonable wear and tear excepted, in a manner consistent with past practice;

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(s)    except as set forth on Schedule 5.17(s), payment by any Acquired Company of any costs, fees or expenses related to this Agreement or the Transaction Documents; or
(t)    agreement, whether written or oral, by any Acquired Company to do any of the foregoing.
5.18    Contracts; No Defaults.
(a)    The Data Room Documents include true and complete copies of (collectively, the "Material Contracts"):
(i)    each Contract to which an Acquired Company is a party that is currently in effect on a continual basis and involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $150,000 per year;
(ii)    each Contract to which an Acquired Company is a party that is currently in effect on a continual basis and involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $150,000 per year;
(iii)    each Contract to which an Acquired Company that is currently in effect on a continual basis and was not entered into in the Ordinary Course of Business and involves expenditures or receipts of one or more Acquired Companies in excess of $75,000 per year;
(iv)    each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract to which an Acquired Company is a party that affects the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property that is currently in effect on a continual basis (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 or with terms of less than one year);
(v)    each licensing agreement or other Contract to which an Acquired Company is a party that is currently in effect on a continual basis and relates to patents, trademarks, copyrights, or other intellectual property, including agreements with current employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

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(vi)    each collective bargaining agreement and other Contracts to which an Acquired Company is a party that is currently in effect on a continual basis with any labor union or other employee representative of a group of employees entered into by any Acquired Company;
(vii)    each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
(viii)    each Contract currently in effect on a continual basis containing covenants that in any way purport to restrict the business activity of any Acquired Company or any affiliate of an Acquired Company;
(ix)    each Contract to which an Acquired Company is a party that is currently in effect on a continual basis and provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
(x)    each power of attorney that is currently effective and outstanding;
(xi)    each Contract to which an Acquired Company is a party that is currently in effect on a continual basis entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;
(xii)    each Contract to which an Acquired Company is a party that is currently in effect on a continual basis for capital expenditures in excess of $50,000 per year;
(xiii)    each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business;
(xiv)    each Contract to which an Acquired Company is a party that is currently in effect that contains a term of longer than one year and is not terminable by the Acquired Company party thereto without penalty on notice of six months or less; and
(xv)    each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
(b)    Other than the Management and Noncompetition Agreements applicable to each Seller, no Seller (and no Related Person of any Seller) has or may acquire any rights

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under, and no Seller has or may become subject to any obligation or liability under, any Contract to which any Acquired Company is a party that relates to the business of, or any of the assets owned or used by, any Acquired Company.
(c)    To Sellers' Knowledge, no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (ii) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.
(d)    With respect to each Material Contract:
(i)    such Material Contract is in full force and effect;
(ii)    each Acquired Company is, and at all times during the term thereof has been, in compliance in all material respects with the terms and requirements of such Material Contract;
(iii)    to Sellers' Knowledge, each other Person that has or had any obligation or liability under such Material Contract is, and at all times during the term thereof has been, in compliance in all material respects with all applicable terms and requirements of such Material Contract;
(iv)    to Sellers' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, such Material Contract; and
(v)    no Acquired Company has given to or received from any other Person any notice or other communication (whether written or, to Sellers' Knowledge, oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, such Material Contract.
(e)    There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under any Material Contract with any Person and, to Sellers’ Knowledge, no such Person has made written demand for such renegotiation.

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(f)    The Material Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
(g)    No Acquired Company has entered into any Contract that gives a party to such Contract, other than an Acquired Company, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify such Contract solely as a result of the termination or resignation of any director or officer of such Acquired Company.
(h)    Except as Fairly Disclosed in the Data Room Documents, neither the Company's execution and delivery of this Agreement and the Transaction Documents to which the Company is a party, nor the consummation of the Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Contract.
5.19    Insurance.
(a)    The Data Room Documents include true and complete copies of all Contracts relating to the insurance policies currently maintained, owned or held by, or for the benefit of, any Acquired Company (including self-insurance arrangements and policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) (collectively, the "Insurance Policies").
(b)    Except as Fairly Disclosed in the Data Room Documents:
(i)    All premiums and other payments due from any Acquired Company with respect to any Insurance Policy have been paid. All of the Insurance Policies are, and through the Closing Date will remain, in full force and, and no Acquired Company is in default in any material respect under any Insurance Policy.
(ii)    Since the respective dates of the Insurance Policies, no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such Insurance Policy has been received by any Acquired Company. To Sellers’ Knowledge, (A) there has not been and does not exist any fact, act, or failure to act that has caused or might cause any such Insurance Policy to be

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cancelled or terminated, and (B) there is no Threatened termination of, or premium increase or alteration of coverage with respect to, any Insurance Policy. No Acquired Company has failed to give any notice or present any claim under any Insurance Policy in a timely fashion.
5.20    Environmental Matters. Except as Fairly Disclosed in the Data Room Documents:
(a)    Each Acquired Company (i) is, and at all times has been, in compliance with all applicable Environmental Laws and (ii) has obtained, and is, and has at all times been, in compliance with all material Governmental Authorizations required of it under applicable Environmental Laws.
(b)    There are no Proceedings pending or, to Sellers’ Knowledge, Threatened against any Acquired Company under any Environmental Law, and no Acquired Company has received any letter or notification of any nature from any environmental authority regarding non-compliance.
(c)    No Release of any Hazardous Substance has occurred on any of the properties owned or leased by any Acquired Company for which there is any obligation on the part of such Acquired Company under any Environmental Law to engage in any investigation or remedial action except for such investigations or remedial actions that would not reasonably be expected to result in a Material Adverse Effect.
(d)    No Release of Hazardous Substances has occurred in connection with the operation of the business of the Acquired Companies at any real property previously owned, leased or operated by any Acquired Company for which there exists any obligation to engage investigative or remedial action.
(e)    No Acquired Company is subject to any liability for disposal or contamination involving wastes, Hazardous Substances or other materials on any third party property, which liability would not reasonably be expected to result in a Material Adverse Change.
(f)    No Acquired Company is subject to any Order or other arrangement with any Governmental Body or any indemnity or other agreement with any third party relating to any liability under any Environmental Law.

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5.21    Employees.
(a)    Schedule 5.21(a) contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2011; and whether or not such employee is protected.
(b)    To Sellers' Knowledge, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect the performance of his duties as an employee or director of the Acquired Companies. To Sellers' Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.
(c)    No contractor, consultant, management company director, or other self-employed Person who has provided or is currently providing services for or behalf of any Acquired Company has been classified, or has Threatened that he or she should be classified, as an employee of an Acquired Company, and no Governmental Body has ever Threatened to classify any such contractor, consultant, or other self-employed Person as an employee of an Acquired Company.
5.22    Labor Relations; Compliance. Since January 1, 2009, no Acquired Company has been or is a party to any (Company level) collective bargaining or other labor Contract. Since January 1, 2009, there has not been, there is not presently pending or existing, and to Sellers' Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for the establishment of employee representative bodies. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, Taxes, fines, penalties, or

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other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
5.23    Intellectual Property.
(a)    Intellectual Property Assets. The term "Intellectual Property Assets" includes:
(i)    the company name of each Acquired Company, all trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");
(ii)    all granted patents and patent applications (collectively, "Patents") and all inventions and discoveries that may be patentable;
(iii)    all copyrights in both published works and unpublished works (collectively, "Copyrights"); and
(iv)    all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");
in each case that is owned or licensed (whether as licensee or licensor) by any Acquired Company.
(b)    Agreements. The Data Room Documents contain a complete and accurate list of all Contracts relating to Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which an Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.
(c)    Know-How Necessary for the Business.
(i)    The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a third party all Intellectual Property Assets, except those that are held under valid and continuing licenses included in the Data Room.

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(ii)    All former and current employees, independent contractors and other Persons performing services for or on behalf of any Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. To Sellers' Knowledge, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.
(d)    Patents.
(i)    Schedule 5.23(d)(i) contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of Encumbrances.
(ii)    All of the granted Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) and are valid and enforceable. Schedule 5.23(d)(ii) includes a communication from the Company's patent attorneys describing all Maintenance Fees, Taxes or other actions with respect to the Patents that fall due within a period of 90 days after the Closing Date.
(iii)    Except as Fairly Disclosed in the Data Room Documents, (A) no granted Patent is involved in any interference, reissue, reexamination, or opposition proceeding, and (B) to the actual knowledge of the Sellers, there is no potentially interfering patent or patent application of any third party.
(iv)    Except as Fairly Disclosed in the Data Room Documents, and to the actual knowledge of the Sellers, (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.
(e)    Trademarks.
(i)    Schedule 5.23(e)(i) contains a complete and accurate list of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

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(ii)    Each Mark that has been registered with the applicable Governmental Body (including the Benelux Merken Bureau) is currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and is valid and enforceable. Schedule 5.23(e)(ii) includes a communication from the Company's trademark attorneys describing all Maintenance Fees, Taxes or other actions with respect to the Marks that fall due within a period of 90 days after the Closing Date.
(iii)    Except as Fairly Disclosed in the Data Room Documents, no Mark has been or is now involved in any opposition, invalidation, or cancellation action and no such action is Threatened with the respect to any of the Marks.
(iv)    Except as Fairly Disclosed in the Data Room Documents and to the actual knowledge of the Sellers, there is no potentially interfering trademark or trademark application of any third party.
(v)    Except as Fairly Disclosed in the Data Room Documents and to the actual knowledge of Sellers, (A) no Mark is infringed or has been challenged or threatened in any way and (B) none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.
(f)    Copyrights.
(i)    One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances.
(ii)    To the actual knowledge of the Sellers, (A) no Copyright is infringed or has been challenged or threatened in any way, and (B) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.
(g)    Trade Secrets.
(i)    With respect to each Trade Secret material to the Acquired Companies' businesses, the documentation relating to such Trade Secret is reasonably sufficient in detail and content to identify and explain it and to allow its proper use and servicing by the Acquired Companies.

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(ii)    Sellers and the Acquired Companies have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.
(iii)    One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are, to the actual knowledge of the Sellers, not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. Except as Fairly Disclosed in the Data Room Documents, and to the actual knowledge of the Sellers, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.
(h)    Proceedings. Except as set forth on Schedule 5.23(h), there are no Proceedings pending involving the Intellectual Property Assets and, to the actual knowledge of the Sellers, there is no basis for any Proceeding to be commenced by or against any of the Acquired Companies.
5.24    Warranties; Product Liability. Except as Fairly Disclosed in the Data Room Documents, since January 1, 2009 with respect to any product manufactured, distributed or sold by or on behalf of any Acquired Company prior to the Closing Date, no Acquired Company has received any formal notice relating to any claim involving: (a) an alleged breach of contractual requirements, express or implied, applicable to any such product; (b) any breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product or negligent provision of services, defective design, specification, processing or manufacture of product or failure to warn or absence of or defective or inadequate warnings or instructions; or (c) any alleged noncompliance with any applicable Legal Requirement or any governmental, trade association or regulatory specifications or standards for any product. Except as Fairly Disclosed in the Data Room Documents, since January 1, 2009, no claim for product liability has been asserted against any Acquired Company, and, to Seller’s Knowledge, since January 1, 2009, no event has occurred that would reasonably be expected to result in or give rise to such a claim.
5.25    Major Customers and Suppliers
(a)    The Data Room Documents include a complete and accurate list of (i) the top twenty customers of the Acquired Companies (by volume of sales to such customers) for the twelve month period ended December 31, 2012 (the "Major Customers"), and (ii) all countries into which products have been sold by or on behalf of any Acquired Company over the twenty-

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four month period ended December 31, 2012. Except as Fairly Disclosed in the Data Room Documents, since January 1, 2013, no Acquired Company has received any notice or communication (written or, to Sellers' Knowledge, oral) from any Major Customer to the effect that such Major Customer is threatening to or will cancel, terminate or materially reduce its purchases from or relationship with any Acquired Company (including with respect to any promotional agreements, discounts, allowances or similar arrangements), it being understood that the Acquired Companies have, except where otherwise Fairly Disclosed in the Data Room Documents, no long term Contracts with their Major Customers.
(b)    The Data Room Documents include a complete and accurate list of the top twenty suppliers of the Acquired Companies (by volume in dollars of purchases from such suppliers) for the twelve month period ended December 31, 2012 (the "Major Suppliers"). Except as Fairly Disclosed in the Data Room Documents, since January 1, 2013, none of the Company or any Company Subsidiary has received any notice or communication (written or, to Sellers' Knowledge, oral) from any Major Supplier to the effect that such Major Supplier is threatening to or will cancel, terminate or materially reduce the aggregate volume of its supply of materials, products or services to or its relationship with any Acquired Company (including with respect to any promotional agreements, discounts, allowances or similar arrangements), it being understood that the Acquired Companies have, except where otherwise Fairly Disclosed in the Data Room Documents, no long term Contracts with their Major Suppliers.
5.26    Certain Payments.
(a)    Schedule 5.26(a) sets forth a complete and accurate list of all subsidies in excess of $25,000.
(b)    No Acquired Company or director, officer, agent, or employee of any Acquired Company or, to Sellers' Knowledge, any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Related Person of an Acquired Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.
5.27    Relationships with Related Persons. Neither such Seller or any Related Person of such Seller or of any Acquired Company has, or since January 1, 2010, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or

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pertaining to the Acquired Companies' businesses. Neither such Seller nor, to the Knowledge of such Seller, any Related Person of such Seller owns, or since January 1, 2010, has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has, to the Knowledge of such Seller, (a) had business dealings or a material financial interest in any transaction with any Acquired Company, or (b) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company, except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market or as set forth on Schedule 5.27. Except for the management agreements that are Fairly Disclosed in the Data Room Documents, neither such Seller nor any Related Person of such Seller or of any Acquired Company is a party to any Contract with any Acquired Company, and there are no amounts due and owing from any Acquired Company to such Seller or any Related Person of such Seller (except for amounts due and owing under the management agreements that are Fairly Disclosed in the Data Room Documents), or due and owing from such Seller or Related Person of such Seller to any Acquired Company, except as set forth on Schedule 5.27, all of which will have on the Closing Date been paid in full.
5.28    Brokers or Finders. The Acquired Companies have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.
6.    Sellers' Covenants
6.1    Access and Investigation. From the Effective Date through the earlier of the Closing Date or the earlier termination of this Agreement, and subject to confidentiality and nondisclosure commitments under existing agreements, Sellers will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer, KTEC and their respective Representatives full and free access to each Acquired Company's personnel, facilities, equipment and other properties, Contracts, books, records and other documents and data; (b) furnish Buyer, KTEC, and their respective Representatives with copies of all such Contracts, books and records, and other documents and data as Buyer, KTEC, and their respective Representatives may reasonably request; and (c) furnish Buyer, KTEC, and their respective Representatives with such additional financial, operating, and other data and information as any of Buyer, KTEC or their respective Representatives may reasonably request with a view to preparing the Closing and the reporting obligations of Buyer or KTEC in connection therewith.
6.2    Pre-Closing Activities. Except as otherwise approved by Buyer or KTEC, or as permitted, required or contemplated by this Agreement or as set forth on Schedule 6.2, from the

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Effective Date through the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions hereof, Sellers shall cause each Acquired Company not to:
(a)    enter into any collective bargaining agreement or other agreements with labor organizations; or
(b)    terminate the employment or services of any officer or conduct any layoffs of a material number of employees;
(c)    incur or become contingently liable with respect to any debt for borrowed money or assume, guarantee, endorse or otherwise become responsible for obligations of another Person;
(d)    make any loans, advances or capital contributions to or investments in any Person;
(e)    effect or become a party to any acquisition transaction (including by way of merger, sale of assets, consolidation, business combination or otherwise), recapitalization or similar transaction;
(f)    enter into any new business segment or activity outside the scope of the business as it is conducted on the Effective Date;
(g)    enter into any contract or commitment that restrains, restricts, limits, or impedes the ability of any Acquired Company to compete with any Person or conduct any business or line of business in any geographic area;
(h)    (i) amend, terminate, or waive compliance with the terms of or breaches under any Material Contract, or (ii) enter into a new Contract that, if entered into prior to Effective Date, would have constituted a Material Contract;
(i)    make, revoke or amend any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, make a request for a written ruling of a Tax Authority, or enter into a written and legally binding agreement with a Tax Authority;
(j)    incur or pay any costs, fees, expenses or other amounts in connection with the negotiation and execution of this Agreement and the Transaction Documents or the consummation of the Contemplated Transactions;

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(k)    make any investments in or payments to, borrow any money from, or enter into or modify any Contract with, any Seller or any Related Person of any Seller;
(l)    take any action or omit to take any action that would cause any of the representations or warranties contained herein of the Sellers not to be true and correct at any time between the Effective Date and the Closing Date;
(m)    engage in any transaction or take any action, or omit to take any action, as a result of which any of the transactions, occurrences, facts, effects, changes, circumstances, conditions, or events listed in Section 5.17 would occur or would be likely to occur;
(n)    pay any amount to (i) any Seller or Seller affiliate, or (ii) any other Person excepting only the payment of current trade payables in amounts of less than $6,500.
(o)    authorize, agree or commit to do any of the foregoing.
6.3    Required Approvals; Best Efforts. Before Closing, each Seller will, and will cause each Acquired Company to, make all filings, if any, required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. In addition, each Seller will, and will cause each Acquired Company to, at Buyer's expense, (a) cooperate with Buyer and KTEC with respect to all filings that Buyer or KTEC elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) use their Best Efforts to take, or cause to be taken, all lawful and reasonable actions and to do, or cause to be done, all lawful and reasonable things necessary to cause the conditions in Section 8.1 and Section 8.2 to be satisfied and to consummate and make effective as promptly as practicable the Contemplated Transactions.
6.4    Notification.
(a)    From the Effective Date through the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, each Seller will notify Buyer and KTEC in writing if such Seller or any Acquired Company becomes aware of any fact or condition that causes or constitutes a breach of or inaccuracy in any of the representations and warranties made by such Seller as of the date of this Agreement, or if such Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or inaccuracy in any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. The facts or conditions disclosed in any such written notice will not cure the breach of or inaccuracy in the representation or warranty to which the notice relates unless: (i) if the representation or warranty to which the notice relates is qualified by Sellers' Knowledge or the actual knowledge of the

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Sellers, the Seller establishes that, as of the Effective Date, either Sellers' Knowledge did not exist with respect to, or no Seller had actual knowledge of, as applicable, the facts or conditions disclosed in the notice, or (ii) if the representation or warranty to which the notice relates is not qualified by Sellers' Knowledge or the actual knowledge of the Sellers, the facts or conditions disclosed in the notice did not exist on the Effective Date.
(b)    In addition, each Seller will promptly notify Buyer and KTEC of the occurrence of any breach of or failure to perform or comply with any covenant of Sellers in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely
6.5    Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.
6.6    No Negotiation. Sellers will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non‑public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other a Buyer or any of its affiliates) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.
6.7    Advanced Sorting Solutions, Inc. At least three Business Days before the Closing, Sellers will take all actions, and execute and deliver all documents, necessary to cause Advanced to be a direct or indirect wholly-owned Subsidiary of the Company. Sellers acknowledge and agree that (a) all expenses and liabilities arising from or relating to the transfer of Advanced to the Company shall be the sole responsibility of the Sellers, and (b) for all purposes, including the representations and warranties in Section 5, Advanced shall be treated as a Subsidiary of the Company for all periods covered by this Agreement.
6.8    Release. As a material inducement to Buyer's and KTEC's willingness to enter into and perform this Agreement for the consideration to be paid or provided to Sellers, effective from and after the Closing, each Seller and its affiliates (each, a "Releasing Party") irrevocably and unconditionally release and forever discharge the Acquired Companies and their respective successors and assigns (the "Released Parties") from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever ("Released Claims"), whether known or unknown and whether at law or in equity, that such Releasing Party now has, have ever had or may hereafter have against the Released Parties

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arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, including any Released Claims relating to or arising out of the Seller's ownership of Shares. Notwithstanding the foregoing, nothing contained in this Section 6.8 will operate to release any obligations of Buyer or KTEC under, or obligate the Releasing Parties to refrain from making claims or commencing any Proceedings arising under, or in connection with, this Agreement or any Transaction Document. Each Seller shall cause its affiliates to comply with the terms of this Section 6.8 and the release contemplated hereby.
6.9    Non-Competition; Non-Solicitation. Sellers agree to certain restrictions on their future business activities as set forth in this Section 6.9 relating to any Acquired Company:
(a)    Agreement not to Compete.
(i)    Each Seller other than Vlaams Innovatiefonds (Vinnof) CommVa., KMOFIN NV (LRM), and Allegro Investment Fund NV agrees that, except as otherwise provided herein, during the Non‑Competition Period, he or it shall not, directly or indirectly, whether as principal, agent, officer, director, employee, investor, consultant, stockholder or otherwise, alone or in association with any other Person, except for the account of Buyer, its affiliates or the Acquired Companies:
(A)    carry on, manage, operate or become engaged in, or otherwise take part in, a Restricted Activity in a Restricted Area; or
(B)    be employed by or render services to, or own, share in the earnings of, or invest in the stock, bonds or other securities of any Person engaged in a Restricted Activity in a Restricted Area.
(ii)    Each of Vlaams Innovatiefonds (Vinnof) CommVa., KMOFIN NV (LRM), and Allegro Investment Fund NV agrees that during the Non-Competition Period it:
(A)    will not appoint, nominate for appointment or vote in favor of the appointment of any of the directors, officers, employees, agents or other representatives who have ever served, on its behalf or as its nominee, as a director of or an observer on the board of directors of any Acquired Company, as a director of, or an observer on or advisor to, the board of directors (or comparable governing body) of any Person that carries on, manages, operates, engages in, or otherwise takes part in, a Restricted Activity in a Restricted Area; and

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(B)    will cause the directors, officers, employees, agents or other representatives who have ever served, on its behalf or as its nominee, as a director of or an observer on the board of directors of any Acquired Company, not to disclose or otherwise communicate any confidential information relating to any Acquired Company to any Person that carries on, manages, operates, engages in, or otherwise takes part in, a Restricted Activity in a Restricted Area
(b)    Agreement not to Solicit. Each Seller agrees that during the Non-Competition Period, he or it shall not directly or indirectly, whether as principal, agent, officer, director, employee, consultant, or otherwise, alone or in association with any other Person:
(i)    call upon, solicit, divert, take away or accept business from any supplier or customer of any Acquired Company in connection with a Restricted Activity in a Restricted Area; or
(ii)    employ as an employee or agent any Person employed by, or any agent of, any Acquired Company as of the Effective Date, unless previously terminated by the applicable Acquired Company, or solicit or induce such employee or agent of the Acquired Companies to terminate his or her employment or agency with one of the Acquired Companies or to become employed by or affiliated with either party during the Non-Competition Period without the written consent of the other, which consent shall not be unreasonably withheld.
(c)    Remedies. Without limiting Buyer's or KTEC's other remedies in this Agreement or at law or in equity, if a Seller breaches Section 6.9(a) or Section 6.9(b), such Seller shall indemnify the Buyer Indemnified Persons for any direct or indirect Damages that arise out of related to such breach.
6.10    Reimbursement of Expenses. Sellers shall reimburse the Acquired Companies for the aggregate amount of all costs, fees, expenses or other amounts the Acquired Companies, or any of them, have paid or incurred on or before the Effective Date in connection with the negotiation and execution of this Agreement and the Transaction Documents, except for the costs, fees, expenses and other amounts set forth in Schedule 6.10.
6.11    Consideration Shares and Warrants.
(a)    Except for assignments of any Consideration Shares for no consideration to an affiliate or to a successor in accordance with Section 11.10, each Seller agrees that such Seller will not transfer, sell or otherwise dispose of: (a) before the first anniversary of the Closing Date, any of the Consideration Shares issued to such Seller, (b) before the second

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anniversary of the Closing Date, more than one-third of such Consideration Shares, and (c) before the third anniversary of the Closing Date, more than two-thirds of such Consideration Shares, after which such Seller may transfer, sell or otherwise dispose of any or all of such Consideration Shares, subject in each case to all applicable requirements of the Securities Act.
(b)    Each Seller acknowledges, consents to and agrees to comply with the provisions in the Warrant pertaining to the transfer and exercise thereof. Any notice of exercise of a Warrant shall be sent by the Seller holding such Warrant to KTEC pursuant to the notice provisions of Section 11.4 hereof.
7.    Covenants of Buyer and KTEC
7.1    Approvals of Governmental Bodies; Best Efforts. Prior to the Closing Date, Buyer and KTEC will each make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. In addition, Buyer and KTEC will each (a) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, (b) cooperate with Sellers in obtaining all of the Sellers' Consents, and (c) use their Best Efforts to take, or cause to be taken, all lawful and reasonable actions and to do, or cause to be done, all lawful and reasonable things necessary to cause the conditions in Section 8.1 and Section 8.2 to be satisfied and to consummate and make effective as promptly as practicable the Contemplated Transactions; provided, however, that this Agreement will not require either Buyer or KTEC to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
7.2    Compliance. KTEC shall use its best efforts to (a) cause the Key Common Stock to continue to be registered under the Exchange Act, KTEC to file all periodic reports thereunder and continue the listing or trading of the Key Common Stock on the NASDAQ Global Market or any successor market in good standing and to comply in all material respects with all applicable rules and regulations of the SEC and all reporting requirements under the rules and regulations of the Exchange Act, and (b) satisfy the current public information requirement of Rule 144, in each case for so long as and at all times during which any Seller holds any Consideration Shares or Warrants.
7.3    Legend Removal. The certificates representing the Consideration Shares and the Warrants (and Key Common Stock issuable upon exercise of the Warrants) shall not be required to contain the legend set forth in Section 4.6 or any other legend (other than the legend in Section 4.6 with respect to restrictions on the transfer of the Consideration Shares pursuant to this Agreement while such restrictions are applicable) (i) if such securities are, or are eligible to be, sold, assigned or transferred under Rule 144 (provided that such Seller provides Buyer with

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reasonable assurances that such securities are eligible for sale, assignment or transfer under Rule 144) or (ii) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that such Seller provides Buyer with an opinion of counsel, in a form reasonably acceptable to Buyer, to the effect that such sale, assignment or transfer of such securities may be made without registration under the applicable requirements of the Securities Act. In the event the conditions described in either (i) or (ii) above are satisfied, KTEC shall use its best efforts to procure the removal of the legend from such certificate(s) as soon as practicable.
7.4    Director Discharge. At the first annual meeting of the General Assembly of each Acquired Company occurring after the Closing, Buyer will cause the discharge described in Section 2.4(f) to be confirmed to the fullest extent permitted under applicable Legal Requirements.
7.5    KTEC Guaranty. KTEC hereby agrees to guarantee Buyer's performance of its obligations under this Agreement.
8.    Conditions Precedent
8.1    Conditions Precedent to Buyer's and KTEC's Obligation to Close. Buyer's and KTEC's obligations to consummate the Contemplated Transactions are subject to the satisfaction or, if permitted by applicable Legal Requirements, written waiver by Buyer and KTEC of each of the following conditions at or before Closing:
(a)    Sellers' Performance. All of the covenants and obligations in Section 2.4(a) and in Section 6 that Sellers are required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.
(b)    No Proceedings. Since the date of this Agreement, there must not have been commenced against Buyer, KTEC or against any Person affiliated with either of them, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that may have the effect of preventing, significantly delaying, making illegal, or otherwise materially interfering with any of the Contemplated Transactions.
(c)    No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

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(d)    No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer, KTEC, or any Person affiliated with either of them to suffer any material adverse consequences under, any Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
(e)    No Material Adverse Change. There must not have occurred between the Effective Date and the Closing Date any Material Adverse Change that would materially diminish the value of the Company.
(f)    Transaction Documents. To the extent not executed and delivered into escrow on the Effective Date, the relevant parties to each of the Transaction Documents (other than Buyer or KTEC, as applicable) must have entered into such Transaction Documents, and (but for the delivery of such Transaction Documents by Buyer or KTEC, as applicable) the Transaction Documents shall be in full force and effect.
(g)    Additional Documents. Each of the following documents must have been delivered to Buyer and KTEC:
(i)    a certificate issued by the Belgian Register of Legal Entities and dated not more than ten Business Days before Closing;
(ii)    a certificate of an officer of the Company certifying the accuracy of the Company's share register as of immediately before Closing;
(iii)    resignations, substantially in the form of Exhibit 8.1(g)(iii), from the officers and directors of the Acquired Companies set forth on Schedule 8.1(g)(iii); and
(iv)    Original documents in form reasonably satisfactory to Buyer evidencing the transfer of 100% of the share ownership of Advanced to the Company.
8.2    Conditions Precedent to Sellers' Obligation to Close. Sellers' obligations to consummate the Contemplated Transactions are subject to the satisfaction or, if permitted by applicable Legal Requirements, written waiver (in whole or in part) by Seller of each of the following conditions at or before Closing:
(a)    Buyer's and KTEC's Performance. All of the covenants and obligations that Buyer or KTEC are required to perform or to comply with pursuant to this Agreement at or

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prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.
(b)    Transaction Documents. To the extent not executed and delivered into escrow on the Effective Date, the relevant parties to each of the Transaction Documents (other than Sellers or Sellers' Representative, as applicable) must have entered into such Transaction Documents, and (but for the delivery of such Transaction Documents by Sellers or Sellers' Representative, as applicable) the Transaction Documents shall be in full force and effect.
(c)    No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
8.3    No Retroactive Effect. Notwithstanding Article 1179 of the Belgian Civil Code, the satisfaction of any condition precedent contained in this Agreement, including this Section 8, shall not have any retroactive effect.
9.    Indemnification; Remedies
9.1    Survival. All representations, warranties, covenants, and obligations in this Agreement and the schedules to this Agreement will survive the Closing for a period of eighteen months from and after the Closing Date; provided; however, that, notwithstanding the foregoing
(a)    the representations and warranties of the Sellers made in: (i) Section 4.3 (Ownership of Shares) and Section 5.3 (Capitalization) shall survive the Closing indefinitely, and (ii) Section 5.13 (Taxes) shall survive the Closing for a period of seven years from and after the Closing Date (collectively, the "Sellers' Fundamental Representations"); and
(b)    Section 5.23 (Intellectual Property) shall survive the Closing for the Escrow Period.
All: (y) covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed; and (z) covenants and agreements that by their terms apply or are to be performed in their entirety on or before the Closing shall terminate at the Closing.
9.2    Indemnification and Payment of Damages by Sellers.
(a)    Each Seller, severally and not jointly, will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of any loss, liability, claim, damage (excluding damages that are, but only to the extent that they are, incidental or consequential), expense (including costs of investigation and defense and

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reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim and including the VAT (to the extent not recoverable) applicable to any of the foregoing (collectively, "Damages"), arising, directly or indirectly, from or in connection with:
(i)    any breach of or inaccuracy in any representation or warranty concerning such Seller and made by such Seller in this Agreement (solely for purposes of determining the amount of any Damages related to a breach of or inaccuracy in any representation or warranty, no effect will be given to any materiality, Material Adverse Change, Material Adverse Effect or similar qualification contained in such representation or warranty); or
(ii)    such Seller's failure to perform or comply with any covenant or obligation of such Seller in this Agreement or any Transaction Document.
(b)    Each Seller severally and not jointly, and for that portion that is equal to the percentage interest represented by such Seller's total number of Shares owned as of the Effective Date compared to the total number of all Shares on the Effective Date, will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:
(i)    any breach of or inaccuracy in any representation or warranty concerning the Acquired Companies made in this Agreement (including the schedules to this Agreement) or any Transaction Document (solely for purposes of determining the amount of any Damages related to a breach of or inaccuracy in any representation or warranty, no effect will be given to any materiality, Material Adverse Change, Material Adverse Effect or similar qualification contained in such representation or warranty); or
(ii)    the Pending Litigation.
For purposes of this Section 9.2, subject to the limitations on Damages set forth in Section 9.8, any Damages suffered, sustained or incurred by any Acquired Company as a result of the matters set forth in this Section 9.2 will be deemed to be Damages incurred by Buyer, except that no amount will be included in such Damages if the amount is specifically included as a liability in the Audited November Financials; Damages will not be calculated with reference to any multiple that Buyer used, directly or indirectly, in determining the Purchase Price; and no Seller will have any indemnification liability for any breach of the representations and warranties set forth in Section 4 by any other Seller.

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9.3    Indemnification and Payment of Damages by Buyer and KTEC. Buyer and KTEC, individually and not jointly, will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) a breach of or inaccuracy in any representation or warranty made by Buyer or KTEC, as applicable, in this Agreement or in any Transaction Document, or (b) Buyer's or KTEC's, as applicable, failure to perform or comply with any covenant or obligation of Buyer or KTEC, as applicable, in this Agreement or any Transaction Document.
9.4    Treatment of Indemnification Payments. Any indemnification payments made by a party pursuant to this Section 9 will constitute an adjustment to the Purchase Price.
9.5    Time Limit. No Person shall be liable for any claim for indemnification hereunder with respect to any breach of, inaccuracy in, or failure to perform or comply of a representation, warranty or covenant unless written notice of a claim for indemnification is delivered by the Person seeking indemnification (the "Indemnified Party") to the Person from whom indemnification is sought (the "Indemnifying Party") with respect to any such breach, inaccuracy or failure before the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 9.1 (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Section 9 regardless of when any Damages in respect thereof may actually be incurred). All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.
9.6    Procedure for Indemnification—First Party Claims. If an Indemnified Party desires to make a claim under this Section 9 with respect to a matter not involving a third party claim (a "First Party Claim"), such Indemnified Party will deliver written notice pursuant to Section 11.4 (a "First Party Claim Notice") to the Indemnifying Party of such First Party Claim and of the Indemnified Party's claim of indemnification with respect thereto. The Indemnified Party will use its Best Efforts to deliver the First Party Claim Notice to the Indemnifying Party within thirty Business Days after the Indemnified Party becomes aware or should reasonably have become aware of the facts or circumstances giving rise to the First Party Claim; provided, however, that the failure to give such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it is prejudiced by the Indemnified Party's failure to give such notice. The First Party Claim Notice will (a) state in reasonable detail the grounds for the claim for indemnification and the amount claimed, in each case to the extent determinable at the time the Indemnified Person delivers the First Party Claim Notice to the Indemnifying Party, and (b) to the extent available, be accompanied by all documentation reasonably necessary to demonstrate the basis for the claim.

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9.7    Procedure for Indemnification—Third Party Claims.
(a)    Within thirty Business Days after an Indemnified Party receives notice of the commencement of any Proceeding against an Acquired Company by a third party for which such Indemnified Party is entitled to indemnification under this Section 9, such Indemnified Party will, if a claim is to be made against an Indemnifying Party under this Section 9, give notice pursuant to Section 11.4 to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.
(b)    If any Proceeding referred to in Section 9.7(a) is brought against an Acquired Company and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not give notice to the Indemnified Party of its election to assume the defense of such Proceeding within a reasonable period of time before the next required response in such Proceeding is due under applicable Legal Requirements, then the Indemnified Party may defend the Proceeding and the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the

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Indemnified Party; provided, however, that in such event: (X) the Indemnified Party will not settle such Proceeding without the consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed; (Y) the Indemnified Party shall (1) inform the Indemnifying Party of material developments in the defense of the Proceeding as promptly as reasonably possible with a view to allowing the Indemnifying Party to review such developments and communicate comments, suggestions and recommendations with respect to the defense to the Indemnified Party, which shall use reasonable efforts (to the extent commercially, practically and legally feasible) to include such comments, suggestions and recommendations in its defense and (2) report to the Indemnifying Party on the conduct of the defense of the Proceedings at such intervals as the Indemnifying Party reasonably requests; and (Z) the Indemnifying Party may later elect to assume the defense of such Proceeding upon written notice to the Indemnified Party, in which case the Indemnified Party shall cooperate with the Indemnifying Party to transition the defense of such Proceeding to the Indemnifying Party so long as (1) the assumption of the defense by the Indemnifying Party is permitted under applicable Legal Requirements, and (2) the Indemnifying Party accepts in writing all actions taken by the Indemnified Party in connection with defending the Proceeding prior to the date on which the Indemnifying Party assumes the defense thereof.
(c)    Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent, which consent may not be unreasonably withheld, conditioned or delayed.
(d)    With respect to claims under Section 9.2(b), wherever notice to or consent of the Indemnifying Party is required under Section 9.6 or this Section 9.7, notice to or consent of the Sellers' Representative shall constitute notice to or consent of all of the Sellers.
9.8    Limitations on Damages. Except to the extent that a claim arises from fraud:
(a)    No claim for indemnification under Section 9.2 shall be made by a Buyer Indemnified Person with respect to any breach resulting in an individual item of Damages, or related items of Damages arising out of substantially similar facts and circumstances unless and until the amount of the Damages suffered by the Buyer Indemnified Person in connection with such breach exceeds $5,000 (the "Claim Threshold"), it being understood that Damages that do not exceed the Claim Threshold will also not be applied toward satisfaction of the Basket; provided, however, that the Claim Threshold shall not apply to a breach of or inaccuracy in any

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of the Sellers' Fundamental Representations or the representations and warranties set forth in Section 5.23 or to Damages arising out of or relating to Section 9.2(b)(ii).
(b)    No Seller shall have any obligation for indemnification under Section 9.2 unless and until the aggregate amount of all Damages suffered by the Buyer Indemnified Persons with respect to claims under Section 9.2 equals or exceeds $300,000 (the "Basket"), after which Sellers shall be obligated to indemnify the Buyer Indemnified Persons for all Damages (including, for the avoidance of doubt, the Damages comprising the Basket); provided, however, that the Basket shall not apply to a breach of or inaccuracy in any of the Sellers' Fundamental Representations or the representations and warranties set forth in Section 5.23 or to Damages arising out of or relating to Section 9.2(b)(ii).
(c)    The maximum aggregate amount of all Damages payable by Sellers with respect to all claims for indemnification under Section 9.2 shall not exceed the Escrow Amount (the "Cap"); provided, however, the Cap shall not apply to any Damages arising out of or relating to a breach of or inaccuracy in the Sellers' Fundamental Representations.
(d)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate amount of all Damages payable by any Seller with respect to all claims for indemnification under Section 9.2 exceed an amount equal to the product obtained by multiplying (i) the Purchase Price by (ii) the quotient (expressed as a percentage carried to four decimal points) of (A) the number of Shares owned by such Seller immediately before the Closing, divided by (B) the number of Shares owned by all Sellers immediately before the Closing. Each Seller who is a natural person shall be jointly and severally liable for all Damages attributable under this Section 9 to the Management Company, if any, owned by such Seller.
(e)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate amount of all Damages payable by the Sellers with respect to all claims for indemnification under Section 9.2 exceed the Purchase Price.
(f)    Notwithstanding anything to the contrary contained in this Agreement, with respect to any Damages arising out of or relating to a breach of or inaccuracy in the representations and warranties set forth in Section 5.13, the amount, if any, of such Damages in excess of funds then remaining in the Escrow Account will be reduced by the value of the Tax benefit realizable by the Acquired Companies as a result of the net operating loss carry forwards included in the Audited November Financials.
9.9    Payment of Damages.
(a)    During the Escrow Period, and except with respect to Damages arising out of or related to a breach of or inaccuracy in the Sellers' Fundamental Representations, the Buyer

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Indemnified Persons shall exhaust the funds in the Escrow Account before seeking to recover any Damages under Section 9.2 directly from any Seller.
(b)    With respect to any Damages for which a Seller is liable under Section 9.2 that are not paid out of the Escrow Account:
(i)    Such Damages shall be paid by the Seller to the Buyer Indemnified Persons within five business days after: (A) the day on which such Damages become due from the Seller to the Buyer Indemnified Person pursuant to a settlement agreement duly executed by and between the Seller and the Buyer Indemnified Person, or (B) the entry of a final, non-appealable judicial decision with respect to the matter giving rise to such Damages.
(ii)    If a Seller and Buyer Indemnified Person are unable to reach agreement on the amount of such Damages within twenty days after the Buyer Indemnified Person delivers a notice of claim for indemnification pursuant to Section 9.6 or Section 9.7, then the matter will be submitted for resolution pursuant to Section 11.5, it being understood that if Buyer initiates such resolution and the matter involves more than one Seller, then Buyer will initiate resolution under Section 11.5 against all Sellers involved in the claim simultaneously.
(iii)    The Seller will pay such Damages in accordance with written instructions provided to the Seller by the Buyer Indemnified Person, which instructions may be included in the notice of claim for indemnification delivered pursuant to Section 9.6 or Section 9.7.
(iv)    If a Seller fails formally to object to a notice of claim for indemnification pursuant to Section 9.6 or Section 9.7, then the Seller shall be deemed to have rejected the claim. A Seller’s acceptance of a claim for indemnification shall not prejudice the rights of any other Seller with respect to such claim or any similar claims; provided, however, that acceptance of a claim for indemnification by Sellers’ Representative shall constitute acceptance of such claim by all Sellers.
(v)    If Buyer offers to settle a claim with one Seller, it will extend said settlement offer to the other Sellers.
(c)    With respect to any Damages recoverable by a Buyer Indemnified Person from a Seller pursuant to Section 9.2 that relate to the payment of an amount by such Buyer Indemnified Person to a third party, the Seller shall only be liable for such Damages under

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Section 9.2 from and after the date on which the Buyer Indemnified Person pays the amount to such third party.
9.10    Net of Tax Benefit and Insurance Proceeds. The amount of any Damages subject to indemnification by the Sellers under this Agreement shall be calculated net of (a) any Tax benefits (including loss carry forwards) realized by the Buyer Indemnified Person as a result of incurring or paying such Damages, and (b) any amounts that have been recovered by a Buyer Indemnified Person under insurance policies or other collateral sources (such as contractual indemnities that are contained outside this Agreement) with respect to such Damages.
9.11    Effect of Investigation. Without limiting the qualifications to any representation or warranty that specifically references "Fairly Disclosed in the Data Room Documents", the representations, warranties and covenants made by a party, and a party's right to indemnification, payment of Damages or other remedy based on such representations, warranties and covenants, will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
9.12    Limitation of Remedies. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated by this Agreement shall be strictly limited to those contained in this Section 9 and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith; provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any claim or action to the extent that the same shall have been the result of fraud.
9.13    Mitigation. The Buyer Indemnified Persons shall take all reasonable steps to mitigate any Damages upon becoming aware of any event that gives rise to such Damages, including incurring commercially reasonable costs necessary to remedy the breach that gives rise to such Damages.
9.14    No Multiple Recovery. No Buyer Indemnified Person shall be entitled to recover any Damages relating to any breach of a representation or warranty or otherwise arising under one provision of this Agreement to the extent that the Buyer Indemnified Person has already recovered Damages with respect to such breach pursuant to another representation, warranty or other provision of this Agreement.

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10.    Termination
10.1    Termination. This Agreement may be terminated at any time prior to Closing
(a)    by the mutual written consent of Buyer, KTEC and the Sellers' Representative;
(b)    by Buyer by giving written notice to the Sellers' Representative at any time if the Closing shall not have occurred on or before February 28, 2013 by reason of the failure of any condition precedent under Section 8.1; or
(c)    by the Sellers' Representative by giving written notice to Buyer at any time if the Closing shall not have occurred on or before February 28, 2013 by reason of the failure of any condition precedent under Section 8.2.
10.2    Effect of Termination. Termination of this Agreement pursuant to this Section 10 shall terminate all obligations of the parties hereunder, without liability of any party to any other party (except for the liability of any party then in breach), except for the obligations under Section 11.3 and this Section 10.2.
11.    General Provisions
11.1    Expenses. Except as otherwise may be expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
11.2    Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer, KTEC and Sellers' Representative mutually agree or as required by Legal Requirements applicable to Buyer or KTEC. To the extent practically reasonable and legally permitted, in the event where Buyer or KTEC is required to make any announcement pursuant to Legal Requirements, it will consult with the Sellers' Representative before making any such announcement and take into account any comments or suggestions that the Sellers' Representative may have on the content of such announcement. Unless consented to by Buyer, KTEC, and Sellers' Representative in advance, or as required by Legal Requirements, prior to the Closing the parties to this Agreement shall, and Sellers shall cause the Acquired Companies to, keep this Agreement strictly confidential and not make any disclosure of this Agreement to any

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Person. Sellers, Buyer and KTEC will consult with each other concerning the means by which the Acquired Companies' employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer and KTEC will have the right to be present for any such communication.
11.3    Confidentiality. Between the date of this Agreement and the Closing Date, Buyer, KTEC, and Sellers will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.
11.4    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
Sellers' Representative:    Embla BVBA
Attention: Frank Zwerts
Bosbeekstraat 29
B-3511 Kuringen, Belgium
Email: frank.zwerts@visysglobal.com
Facsimile No.: +32 (0)11 24 91 99

with a copy to:    Baker & McKenzie
Attention: Peter Leys
Email: peter.leys@bakermckenzie.com
Facsimile No.: +32 (0)2 639 36 99

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KTEC:        Key Technology, Inc.
Attention: John J. Ehren
150 Avery Street
Walla Walla, WA 99632, USA
Email: JEhren@key.net
Facsimile No.: 509-224-1331

Buyer:        Key Technology USA LLC
Attention: John J. Ehren
150 Avery Street
Walla Walla, WA 99632
Email: JEhren@key.net
Facsimile No.: 509- 224-1331

with a copy of each
notice to KTEC or
Buyer to:        Tonkon Torp LLP
888 SW Fifth Avenue, Suite 1600
Portland, Oregon 97204
Attention: Ronald L. Greenman
Email: ron.greenman@tonkon.com
Facsimile No.: 503-972-3706

11.5    Dispute Resolution. Any dispute, controversy or claim among the parties arising out of or relating to this Agreement will be resolved as follows
(a)    The parties will first attempt to resolve the dispute by negotiating in good faith, which negotiations will include a senior executive of each party that is an entity. Any party may commence such negotiations by delivering notice of the dispute and request for negotiations to the other party or parties. If the parties cannot resolve the dispute through good faith negotiations within thirty Business Days after such notice is delivered (or such longer time as the parties agree), then the parties will submit the dispute to arbitration pursuant to Section 11.5(b).
(b)    Any dispute that is not resolved pursuant to Section 11.5(a) will be submitted to, and the parties hereby consent to the jurisdiction of, an arbitration panel comprising three arbitrators appointed pursuant to the rules of CEPINA to be held in the English language in the city of Brussels, Belgium, at the offices of CEPINA or at any other place in the city of Brussels as selected by the arbitration panel. The arbitration award of the arbitration panel will be final and all appears will be waived.
11.6    Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and

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(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
11.7    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. If Buyer or KTEC waives any right, remedy, or claim under this Agreement with respect to one Seller, Buyer or KTEC, as applicable, shall be deemed to have waived such right, remedy, or claim with respect to all Sellers.
11.8    Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
11.9    Schedules.
(a)    The disclosures in the schedules to this Agreement must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
(b)    In the event of any inconsistency between the statements in the body of this Agreement and those in the schedule to this Agreement (other than an exception expressly set forth as such in a schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
11.10    Assignments and Successors; No Third-Party Rights. No party may assign any of its rights, interests or obligations under this Agreement without the prior consent of the other parties, except that any Seller may assign any of its rights, interests or obligations under this

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Agreement to any of its successors or affiliates. The parties acknowledge and agree that the preceding sentence does not impose any additional restrictions on the transferability of the Consideration Shares or the Warrants. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.
11.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
11.12    Interpretation. As used in this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "will" and "shall" have the same meaning; and (d) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (i) to a "party" or the "parties" shall mean, as applicable, a party or the parties to this Agreement; (ii) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (iii) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement; (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto; and (v) to dollars (or the symbol "$") shall be deemed to refer to United States dollars. The headings and captions used in this Agreement, in any Schedule, Exhibit or index hereto, or in the table of contents are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company's industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to

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the same extent as if they were set forth verbatim herein. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
11.13    Language. This Agreement shall be in English and, if translated into any other languages, the English text shall control.
11.14    Governing Law. This Agreement will be governed by the laws of Belgium without regard to conflicts of laws principles.
11.15    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile or electronic mail shall have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

KTEC: Key Technology, Inc. By: /s/ John J. Ehren Name: John J. Ehren Its: President and Chief Executive Officer
BUYER: Key Technology Holdings USA LLC By: /s/ John J. Ehren Name: John J. Ehren Its: President

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS' REPRESENTATIVE: Embla BVBA By: /s/ Frank Zwerts Name: Frank Zwerts Its: Manager

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: AS Consultants BVBA By: /s/ Dirk Adams Name: Dirk Adams Its: Manager
/s/ Dirk Adams Dirk Adams

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: Invision BVBA By: /s/ Bert Peelaers Name: Bert Peelaers Its: Manager
/s/ Bert Peelaers Bert Peelaers

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: EMCOM BVBA By: /s/ Bert Dirix Name: Bert Dirix Its: Manager
/s/ Bert Dirix Bert Dirix

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: Embla BVBA By: /s/ Frank Zwerts Name: Frank Zwerts Its: Manager
/s/ Frank Zwerts Frank Zwerts

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: Aicon BVBA By: /s/ Pieter Op de Beeck Name: Pieter Op de Beeck Its: Manager
/s/ Pieter Op de Beeck Pieter Op de Beeck

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: Vlaams Innovatiefonds (Vinnof) CommVa. By: /s/ Johan Keppens Name: Johan Keppens Its: Special proxy-holder

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: KMOFIN NV (LRM) By: /s/ Robin Vannoppen Name: Robin Vannoppen Its: Special proxy-holder

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLERS: Allegro Investments Fund NV By: /s/ Alex Van den Bossche Name: Alex Van den Bossche Its: Managing Director

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